Exhibit 10.4

AXIALL CORPORATION

AMENDED AND RESTATED EXECUTIVE AND KEY EMPLOYEE

CHANGE OF CONTROL SEVERANCE PLAN

Effective as of May 15, 2007

As amended and restated effective as of March 8, 2016

AXIALL CORPORATION

AMENDED AND RESTATED EXECUTIVE AND KEY EMPLOYEE

CHANGE OF CONTROL SEVERANCE PLAN

Effective as of May 15, 2007

As amended and restated effective as of March 8, 2016

Section 1

Definitions

Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:

1.1          “Agreement” shall mean a separation agreement and general release in the form attached hereto as Exhibit A.

1.2          “Base Salary” shall mean the Participant’s annual rate of base pay on his Termination Date, as reflected on the Employer’s payroll records, and not including bonuses, overtime pay, compensatory time-off, commissions, incentive or deferred compensation, employer contributions towards employee benefits, or any other additional compensation. For purposes of this Plan, a Participant’s annual base pay or annual salary shall include any salary reduction contributions made on his or her behalf to any plan of the Company or the Employer under Section 125, 132(f) or 401(k) of the Code. Notwithstanding the foregoing, following a Change of Control, Base Salary under this Plan shall not be less than the highest rate of Base Salary during the 90-day period preceding the Change of Control.

1.3          “Board” shall mean the Board of Directors of Axiall Corporation, or such person or group of persons (including without limitation a Committee of such Board of Directors) to whom such Board of Directors delegates responsibilities under this Plan.

1.4          “Business Combination” means a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

1.5          “Cause” shall mean any of the following:

(a)          A Participant’s material violation of the provisions of Section 10 of this Plan;

(b)          A Participant’s willful refusal to substantially perform the Participant’s duties to the Company;

(c)          The Participant’s conviction or plea of guilty or nolo contendere to a felony; or

(d)          A Participant’s willful misconduct in the performance of the Participant’s duties to the Company; or

(e)          Any other conduct or act by a Participant that is materially and demonstrably injurious, detrimental or prejudicial to the Company unless the Participant acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company.

1.6          “Change of Control” shall mean the occurrence of any of the following events:

(a)          The acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 33% or more of the Voting Power of the Company; provided, however, that for purposes of this subsection, the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company or any

Subsidiary, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (D) any acquisition by any Person pursuant to a transaction which complies with clauses (i) and (ii) of subsection (c) of this Section 1.6.

(b)          A change in a majority of the members of the Board occurs: (i) within one year following the public announcement of an actual or threatened election contest (as described in Rule 14a-12(c) promulgated under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating that a Person intends to effect a change in control of the Company, (ii) as a result of the exercise of contractual rights, or (iii) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than the Company through the Board or a committee of the Board).

(c)          Consummation of a Business Combination unless, following such Business Combination, (i) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination or any Subsidiary of either of them) beneficially owns, directly or indirectly, 33% or more of the Voting Power of the entity resulting from such Business Combination, and (ii) at least half of the members of the board of directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination.

(d)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(e)          Such other event as the Board may determine by express resolution to constitute a Change of Control for purposes of this Plan.

1.7        “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.8        “Company” shall mean Axiall Corporation, a Delaware corporation.

1.9        “Eligible Employees” shall mean all Executive Officers and Key Employees of Axiall Corporation. Notwithstanding the foregoing, an Eligible Employee shall not include any individual: (i) designated by the Company as an independent contractor and not as an employee at the time of any determination; (ii) being paid by or through an employee leasing company or other third party agency; (iii) designated by the Company as a freelance worker and not as an employee at the time of any determination; (iv) classified by the Company as a seasonal, occasional, limited duration, or temporary employee, during the period the individual is so paid or designated; (v) designated by the Company as a leased employee, during the period the individual is so paid or designated; or (vi) who is covered by a collective bargaining agreement. Any such individual shall not be an Eligible Employee even if he or she is later retroactively reclassified as a common-law employee of the Company during all or any part of such period pursuant to applicable law or otherwise.

1.10      “Employer” shall mean the Company and its Subsidiaries and affiliates that participate in the Plan with the approval of the Board.

1.11      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.12      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

1.13      “Executive Officer” shall mean each active, full-time executive officer of the Company, as designated from time to time by the Board.

1.14      “Good Reason” shall mean: (i) the Employer (a) materially reduces the Participant’s base salary, (b) materially reduces the Participant’s target bonus, or (c) reduces the Participant’s employee benefits except to the extent the Company has instituted a reduction in employee benefits applicable to all senior executives of the Company,(ii) a material diminution in the Participant’s duties, responsibilities, authorities or reporting relationships, or (iii) any attempted relocation of the Participant’s place of employment to a location more than 35 miles from the location of such employment on the date of such attempted relocation, and such reduction, diminution or relocation is not cured by the Employer within 15 days after the date the Participant delivers a notice of termination for Good Reason.

1.15      “Involuntary Termination” shall mean the termination of a Participant’s employment by the Employer for any reason provided that the Participant has experienced a Separation from Service; provided, however, that an Involuntary Termination of a Participant’s employment shall not occur if:

(a)          the termination of the Participant’s employment is due to (i) the transfer of the Participant to an affiliate or Subsidiary of the Company, (ii) the transfer of any operations of the Company or a Subsidiary, operation, section or division of the Company to an affiliate of the Company or an entity unrelated to the Company (irrespective of whether assets of the Company or any such Subsidiary, operation, section or division are sold or transferred to such unrelated entity), or (iii) the purchase of the Company or a Subsidiary, operation, section or division of the Company by a third party purchaser, and, in each case, the Participant is offered comparable employment by the purchaser, as determined by the Company in its sole discretion;

(b)          the Participant’s employment terminates on account of the Participant’s (i) death, (ii) disability, as defined under the Company’s long-term disability plan or (iii) retirement under a retirement plan of the Company that is qualified under section 401(a) of the Code covering such Participant, provided that, for the avoidance of doubt, a termination by the Company without Cause or by a Participant for Good Reason shall not fail to be an Involuntary Termination or a Voluntary Termination, as applicable, merely because the Participant is retirement eligible as described in this clause (iii);

(c)          the Participant’s employment is terminated for Cause; or

(d)          the Participant resigns his employment with the Employer without Good Reason or fails to continue reporting to work and performing satisfactorily his job duties through the Termination Date, unless the Employer agrees in writing to release him earlier;

1.16      “Key Employee” shall mean each active, full-time employee designated in writing by the Board. For purposes of the Plan, a full-time employee is an employee of the Company or an Employer who is regularly scheduled to work at least 32 hours per week.

1.17      “Participant” shall mean an Eligible Employee who is designated for participation as set forth in Section 2.

1.18      “Person” shall mean any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

1.19      “Plan” shall mean this Axiall Corporation Amended and Restated Executive And Key Employee Change of Control Severance Plan.

1.20      “Plan Administrator” shall mean the person designated by the Board to be responsible for the day-to-day administration of the Plan.

1.21      “Plan Year” shall mean the calendar year; provided that the initial Plan Year of the Plan shall begin on May 15, 2007 and end on December 31, 2007.

1.22      “Separation from Service” shall mean the condition that exists when an Eligible Employee who is a Participant in this Plan and the Employer reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services that the Eligible Employee will perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Employer if the Eligible Employee has been providing services to the Employer for less than 36 months). For purposes of this Section 1.22, for periods during which an Eligible Employee is on a paid bona fide leave of absence and has not otherwise experienced a Separation from Service, the Eligible Employee is treated as providing bona fide services at the level equal to the level of services that the Eligible Employee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which an Eligible Employee is on an unpaid bona fide leave of absence and has not otherwise experienced a Separation from Service are disregarded for purposes of this Section 1.22 (including for purposes of determining the applicable 36-month (or shorter) period). For purposes of this Section 1.22, the Employer shall be considered to include all members of the Controlled Group; provided, however, that in applying Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent”; and in applying Code section 414(c), the phrase “at least 50 percent” shall be used instead of the phrase “at least 80 percent.”

1.23      “Subsidiary” shall mean a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

1.24      “Termination” shall mean either an Involuntary Termination or a Voluntary Termination.

1.25      “Termination Date” shall mean the effective date of the termination of the Participant’s employment with the Employer as designated by the Employer in writing in the case of an Involuntary Termination and the date specified in the notice provided for in Section 3.3 in the case of Voluntary Termination.

1.26      “Voluntary Termination” shall mean the Participant’s resignation from employment with the Employer for Good Reason within 24 months following a Change of Control provided that the resignation results in a Separation from Service.

1.27      “Voting Power” shall mean at any time, the combined voting power of the then-outstanding securities entitled to vote generally in the election of Directors in the case of the Company, or members of the board of directors or similar body in the case of another entity.

Section 2

Participation

2.1       An Eligible Employee shall become a Participant in this Plan only if he (i) is the Chief Executive Officer of the Company, or (ii) is an Executive Officer or a Key Employee designated by the Board as a Participant in this Plan.

Section 3

Eligibility for Benefits

3.1       Conditions for Eligibility. Subject to the conditions and limitations of this Section 3 and the other provisions in the Plan, a Participant shall be entitled to the severance benefits described herein only upon satisfaction of all the following conditions (and all other applicable conditions contained herein):

(a)         he suffers a Termination,

(b)          he executes an Agreement without modification and in its entirety, and he does not timely revoke the Agreement,

(c)          he returns to the Employer any property of the Company or the Employer which has come into his possession, and

(d)          he remains actively at work through his Termination Date unless the Employer agrees in writing to release the Participant from employment earlier than the Termination Date.

3.2        Exclusions.  Each Participant shall cease to be entitled to severance benefits, upon the earliest to occur of the following:

(a)          his breach of the Agreement or the invalidity or unenforceability of such Agreement;

(b)          his engaging in any conduct which is described in the definition of “Cause” in Section 1.5 of this Plan; or

(c)          his reemployment by the Company or an Employer; or

(d)          his breach of Section 10 of the Plan.

3.3        Notice.  In the event that a Participant terminates his employment for Good Reason, he shall provide to the Plan Administrator a written notice 30 days before his resignation date specifying the reason that the Employer’s act or failure to act has, in the view of the Participant, given rise to his termination for Good Reason.

Section 4

Severance Benefits After a Change of Control

4.1        Benefits.  If a Participant experiences a Termination within 24 months following a Change of Control, and complies with all of the other terms and conditions of the Plan, he shall be eligible to receive:

(a)          severance pay equal to the Participant’s annual Base Salary plus the current target bonus in effect immediately prior to the Change of Control multiplied by the factor set forth in the following table:

Position of Participant	Factor

Chief Executive Officer	2.0
Executive Officer, other than Chief Executive Officer	1.5
Key Employee	1.0

(b)          a pro rata portion (as of the Termination Date) of the current target bonus that the Participant would be eligible to earn for the fiscal year in which the Termination Date occurs calculated by assuming payment at 100% of the target amount and basing such pro rata portion upon a fraction the numerator of which is the number of days in the bonus period that have elapsed from the beginning of the bonus period through the Termination Date and the denominator of which is the total number of days in the bonus period;

(c)          the amount of the Participant’s accrued but unused vacation pay under the Company’s vacation policy as of the Termination Date;

(d)          until the earlier of (i) the day upon which the Participant begins new employment and is eligible for such welfare benefits, or (ii) (A) the second anniversary of the Termination Date if the Participant is the Chief Executive Officer; (B) the date which is 18 months after the Termination Date if the Participant is an Executive Officer other than the Chief Executive Officer; or (C) the first anniversary of the Termination Date if the Participant is a Key Employee:

(i)	the Company shall continue to provide life insurance benefits that are substantially equivalent to those which were provided to the Participant and the Participant’s family immediately prior to the Termination Date (or if greater, immediately prior to the Change of Control) in accordance with the applicable plans, programs and policies of the Company;

(ii)	the Company shall continue to maintain medical, dental and vision benefit plans and programs substantially equivalent to those in effect on the Termination Date and the Company shall make one or more cash payments to the Participant in the amount of the COBRA premium that the Participant is required to pay for the coverage minus the amount of the employee contribution for such coverage that is generally required (i.e., in the case of an active employee); the first such cash payment shall be made on the first day of the seventh month after the month in which the Separation from Service occurs and shall cover the COBRA premium (minus the generally required employee contribution) for the first six months of the Participant’s continued health benefit plan coverage; subsequent cash payments shall be made during the month of January of each year in an amount equal to (A) the COBRA premium (minus the generally required employee contribution) that the Participant will be required to pay for that calendar year minus (B) any amounts of COBRA premiums that may have been reimbursed previously by the Company with respect to the calendar year in question plus (C) any amounts of COBRA premiums attributable to the prior calendar year that were not reimbursed in the first cash payment that was made on the first day of the seventh month after the month in which the Separation from Service occurred, or otherwise reimbursed by the Company; and

(iii)	the Company shall pay to the Participant an amount equal to the premium required to obtain an individual policy of disability insurance (if such individual insurance policy can be obtained in the private insurance market) providing a benefit substantially equivalent to the benefit that applied to the Participant immediately prior to the Termination Date.

4.2        Timing of Severance Benefits.  The severance benefits described in Sections 4.1(a) through 4.1(c) shall be paid in a lump sum but no more than 14 days following the effective date of the Participant’s Agreement; provided, however, that if the Participant is a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then such lump sum payment shall be made on the first day of the seventh month after Termination. Severance benefits described in Section 4.1(d)(iii) shall commence to be paid no more than 14 days following the effective date of the Participant’s Agreement; provided, however, that if the Participant is a “specified employee,” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then the first reimbursement payment shall be delayed until the first day of the seventh month after the date in which the Termination occurs; provided, however, that in the case of reimbursements to a Participant under Section 4.1(d)(ii) and (iii) such reimbursements shall be made no later than the last day of the Participant’s taxable year following the taxable year in which the Participant incurred the expense that is being reimbursed.

4.3        Reemployment of Participant.  If a Participant who is receiving severance benefits is reemployed by the Company or breaches the Agreement, payment of severance benefits shall immediately cease. In the event that severance benefits are paid in a lump sum, upon rehire by the Company, the Participant shall be required to repay to the Company the portion of the total severance benefits that would not have been paid to him if he had been receiving his severance benefits in semi-monthly installments.

4.4        Death of Participant.  If a Participant dies prior to payment of all severance benefits to which he is entitled, any unpaid severance benefits shall be paid to the Participant’s surviving spouse or, if no spouse survives, to the Participant’s estate.

Section 5

Tax Adjustments

5.1        In General.

Notwithstanding any provision of any other plan, program, arrangement or agreement to the contrary, including without limitation Section 12 of the Company’s Executive Officer and Key Employee Severance Plan, except to the extent that Section 5.2 of the Plan applies to any Participant in accordance with its terms, in the event that it shall be determined that any payment or benefit to be provided by the Company to the Participant pursuant to the terms of the Plan or any other payments or benefits received or to be received by the Participant (a “Payment”) in connection with or as a result of a Change of Control or the Participant’s termination of employment or any event which is deemed by the Internal Revenue Service or any other taxing authority to constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company (“Change of Control Payments”) shall be subject to the tax (the “Excise Tax”) imposed by Section 4999 (or any successor section) of the Code, the Payments, whether under the Plan or otherwise, shall be reduced so that the Payment, in the aggregate, is reduced to the greatest amount that could be paid to the Participant without giving rise to any Excise Tax (the “Safe Harbor Amount”); provided that in the event that a Participant would be placed in a better after-tax position after receiving all Payments and not having any reduction of Payments as provided hereunder, the Participant shall, notwithstanding the provisions of any other plan, program, arrangement or agreement to the contrary, including without limitation Section 12 of the Company’s Executive Officer and Key Employee Severance Plan, receive all Payments and pay any applicable Excise Tax. All determinations under this Section 5.1 of the Plan shall be made by a nationally recognized accounting firm selected by the Company no later than immediately prior to the Change of Control (the “Accounting Firm”). Without limiting the generality of the foregoing, any determination by the Accounting Firm under this Section 5.1 of the Plan shall take into account the value of any reasonable compensation for services to be rendered by the Participant (or for holding oneself out as available to perform services and refraining from performing services (such as under a covenant not to compete)). The reduction of the amounts payable hereunder shall be made first by reducing the payments under Section 4.1(a).

5.2        Executive Officers.

(a)          Notwithstanding the foregoing, and in lieu of the potential reduction described above, if the Participant is an Executive Officer and the Payment is at least 120% of the Safe Harbor Amount, the Company shall pay to such Participant an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Participant, after (i) payment of any Excise Tax on the Change of Control Payments and (ii) payment of any federal and state and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Change of Control Payments; provided, however, no Gross-Up Payment shall be made under this Plan (A) to any person who was not a Participant in the Plan on May 15, 2011 but who becomes a Participant in the Plan on or after May 16, 2011, or (B) to any person who was a Participant in the Plan on May 15, 2011 (and was not an Executive Officer of the Company on May 15, 2011) but who, on or after May 16, 2011, becomes an Executive Officer of the Company.

(b)          Subject to the provisions of subparagraph (f) below, all determinations required to be made under this Section 5, including whether an Excise Tax is payable by the Participant and the amount of that Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Participant and the amount of that Gross-Up Payment, if any, will be made by the Accounting Firm. For purposes of determining the amount of the Gross-Up Payment (if any), the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made in the state or locality of the Participant’s residence on the Participant’s Termination Date. The Accounting Firm shall submit its determination and detailed supporting calculations to both the Company and the Participant within 30 calendar days after the Participant’s receipt of the first Payment upon or following the Change in Control, and any other time or times as may be requested by the Company or the Participant. If the Accounting Firm determines that any Excise Tax is payable by the Participant, the Company will pay the required Gross-Up Payment to the Participant within 5 business days after receipt of the determination and calculations with respect to any

Payment to the Participant; provided, however, that this and all other payments under this Section 5 are subject to any requirement for a delay (by six months and one day) in said payment(s) pursuant to Section 409A of the Code. If the Accounting Firm determines that no Excise Tax is payable by the Participant, it will, at the same time as it makes that determination, furnish the Company and the Participant an opinion that the Participant has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this provision. If the Company exhausts or fails to pursue its remedies pursuant to subparagraph (f) and the Participant subsequently is required to made a payment of any Excise Tax, the Participant will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment will be promptly paid by the Company to, or for the benefit of, the Participant within 5 business days after receipt of the determination and calculations.

(c)          The Company and the Participant will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Participant, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by subparagraph (b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Company and the Participant.

(d)          The federal, state and local income or other tax returns filed by the Participant will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Participant. The Participant will make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and those other documents reasonably requested by the Company, evidencing that payment. If prior to the filing of the Participant’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting firm determines that the amount of the Gross-Up Payment should be reduced, the Participant shall within 5 business days pay to the Company the amount of that reduction.

(e)          The reasonable fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by subparagraph (b) will be borne by the Company to the extent they are reasonable by industry standards. If those fees and expenses are initially paid by the Participant, the Company will reimburse the Participant the full amount of those fees and expenses within 5 business days after receipt from the Participant of a statement for them and reasonable evidence of his payment of them.

(f)          The Participant will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. That notification will be given as promptly as practicable but no later than 10 business days after the Participant actually receives notice of that claim and the Participant will further apprise the Company of the nature of that claim and the date on which that claim is requested to be paid (in each case, to the extent known by the Participant). The Participant will not pay that claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives that notice to the Company and (ii) the date that any payment of an amount with respect to that claim is due. If the Company notifies the Participant in writing prior to the expiration of that period that it desires to contest the claim, the Participant will:

(i)	provide the Company with any written records or documents in his possession relating to that claim reasonably requested by the Company;

(ii)	take that action in connection with contesting the claim as the Company reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to that claim by an attorney or other tax professional competent in respect of the subject matter and reasonably selected by the Company;

(iii)	cooperate with the Company in good faith in order effectively to contest that claim; and

(iv)	permit the Company to participate in any proceedings related to that claim;

provided, however, that the Company will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with that contest and will indemnify and hold harmless the Participant, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect to the Excise Tax, imposed as a result of that representation and payment of costs and expenses. Without limiting the foregoing provisions of this subparagraph (f), the Company will control all proceedings taken in connection with the contest of any claim contemplated by this subparagraph (f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of that claim (provided, however, that the Participant may participate in them at his own cost and expense) and may, at its option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant will prosecute that contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine; provided, however, that if the Company directs the Participant to pay the tax claimed and sue for a refund, the Company will advance the amount of that payment to the Participant on an interest-free basis and will indemnify and hold harmless the Participant, on an after-tax basis, from any Excise Tax or directly related income or other tax, including interest or penalties, imposed with respect to that advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which the contested amount is claimed to be due is limited solely to that contested amount. Furthermore, the Company’s control of any contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g)          If the Participant receives any refund with respect to such contested claim filed at the Company’s request under Section 5.2(f), or otherwise receives any refund with respect to a Gross-Up Payment paid by the Company, the Participant shall (subject to the Company’s complying with the requirements of Section 5.2(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial prior to the expiration of 30 calendar days after such determination, then the amount paid to the Participant by the Company as provided in Section 5.2(f) shall not be required to be repaid, and the amount of such payment shall be an offset to the amount of Gross-Up Payment required to be paid pursuant to this Section 5.2.

(h)          In all events Gross-Up Payments will be paid by the Company to the Participant no later than the end of the Participant’s taxable year next following the Participant’s taxable year in which the Participant remits the taxes with respect to which the Company is making the Gross-Up Payment.

Section 6

Other Severance Benefits Under Other Programs or Under Law

6.1        Participants in the Plan who actually become entitled to benefits under this Plan shall not be entitled to receive any other severance, or termination payments under any general severance or separation pay program, policy or practice of the Employer, or any notice payments (or notice in lieu of severance) from the

Employer. In addition, the Participant’s benefits under the Plan will be reduced by the amount of any severance or termination payments, or pay in lieu of notice, (i) which are payable by the Company or the Employer to the Participant on account of his or her employment, or termination of employment, with the Company or the Employer, and (ii) which are required to be paid by the Company or the Employer to the Participant under any Federal, State, provincial, local or other law (including any payment pursuant to the Worker Adjustment and Retraining Notification Act or any comparable State, local, or provincial law).

6.2        Notwithstanding the foregoing, a Participant’s benefits under this Plan shall not be reduced or otherwise affected or adjusted in any manner as a result of awards to the Participant under the Company’s Incentive Equity Plan as it may be amended in the future or under any successor plan.

Section 7

Administration

7.1        Plan Interpretation and Benefit Determinations.  The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents (including without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan) and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

Without limiting the generality of the foregoing paragraph, the Plan Administrator shall have the discretionary authority and power to:

(a)          take all actions and resolve all questions (including factual questions) with respect to the eligibility for, and the amount of, benefits payable under the Plan to Employees or Participants or their beneficiaries;

(b)          formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)          decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)          resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan;

(e)          process, and approve or deny, benefit claims and rule on any benefit exclusions.

Notwithstanding the foregoing provisions of this Section 7.1, all decisions of the Plan Administrator as to the facts of any case, and the application thereof to any case, as to the interpretation of any provision of the Plan or its application to any case, and as to any other interpretative matter or other determination or question under the Plan shall be subject to de novo review by any court of competent jurisdiction or any other relevant authority, including any mediator requested under Section 7.4.

7.2        Benefit Claims.  The Company will normally advise a Participant of his right to benefits under the Plan at the time that a Termination of the Participant’s employment takes place. A Participant may also make a claim concerning his or her right to receive a benefit under the Plan (a “Claim”) by filing that Claim with the Company’s Director of Compensation and Benefits at the following address:

Axiall Corporation

P.O. Box 105197

Atlanta, GA 30348

Attention: Director of Compensation and Benefits

A Claim must be made by a Participant within 60 days following his Termination Date.

7.3         Appealing Benefit Claims.  The Participant will be informed of the decision of the Plan Administrator with respect to a Claim within 90 days after it is filed. Under special circumstances, the Plan Administrator may require an additional period of not more than 90 days to review a Claim. If this occurs, the Participant will be notified in writing as to the length of the extension, the reason for the extension, and any other information needed in order to process the Claim.

A denial of a claim by the Plan Administrator, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(a)          the specific reason or reasons for the denial;

(b)          specific reference to pertinent Plan provisions on which the denial is based;

(c)          a description of any additional material or information necessary for the claimant to perfect the Claim and an explanation of why such material or information is necessary; and

(d)          an explanation of the claim review procedure.

A claimant whose Claim is denied (or his duly authorized representative) may, within 60 days after receipt of denial of his Claim, request a review of such denial by the Plan Administrator by filing with the Plan Administrator a written request for review of his Claim. If the claimant does not file a request for review with the Plan Administrator within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Plan Administrator on his Claim. If a written request for review is so filed within such 60-day period, the Plan Administrator shall conduct a full and fair review of such Claim. During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his Claim and to submit issues and comments in writing. The Plan Administrator shall notify the claimant of its decision on review within 60 days after receipt of a request for review; provided, however, that if special circumstances require an extension of time for processing the Claim, then the Plan Administrator shall provide written notice of the extension to the Participant prior to the expiration of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to reach a decision on review. Notice of the decision on review shall be in writing and will contain such information as is required by applicable United States Department of Labor Regulations. If the decision on review is not furnished to the claimant within such 60-day period, the Claim shall be deemed to have been denied on review.

7.4         Non-Binding Mediation.  In the event the Participant is not satisfied with the decision on an appeal made pursuant to Section 7.3, and the amount of the Claim equals or exceeds $5,000, notwithstanding anything in Section 7.3 to the contrary, the Participant may request that the Claim be resolved pursuant to non-binding mediation administered by the American Arbitration Association under the Mediation Rules specified in its National Rules for the Resolution of Employment Disputes. All fees and expenses of the mediator and all other expenses of the mediation procedures, except for attorneys’ fees and witness expenses, shall be shared equally by the Participant and the Company. Each party shall bear its own witness expenses and attorneys’ fees.

Section 8

Miscellaneous

8.1         Tax Withholding.  The Company shall have the authority to withhold or to cause to be withheld applicable taxes from any payments made under or in accordance with the Plan to the extent required by law. In addition, the Company and the Employer shall have the right to delay or permanently withhold any benefit under this Plan to the extent that the payment of such benefit would constitute a violation of Section 409A of the Code.

8.2         Unfunded Plan.  The Plan is unfunded. Each Employer shall pay the full cost of the benefits payable under the Plan to employees of such Employer out of its general assets.

8.3         Not a Contract of Employment.  The Plan shall not be deemed to constitute a contract of employment, or to impose on the Company or any Employer any obligation to retain any Participant as an employee, to continue any Participant’s current employment status or to change any employment policies of the Company or the Employer; nor shall any provision hereof restrict the right of the Company or the Employer to discharge any of its employees or restrict the right of any such employee to terminate his employment with the Company or the Employer.

8.4         Choice of Law.  The Plan shall be construed and governed under the laws of the State of Delaware, except to the extent Federal law is applicable.

8.5         Effect of Invalidity of Provision.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and such provision shall, to the extent possible, be modified in such manner as to be valid and enforceable but so as to most nearly retain the intent of the Company. If such modification is not possible, the Plan shall be construed and enforced as if such provision had not been included in the Plan.

8.6         Effect of Individual Agreements.  The Plan does not affect the severance provisions of any written individual employment contracts or individual separation agreements governing the terms of a Participant’s separation from employment with the Company, provided, however, if such an agreement provides for payments in respect of Base Salary, bonuses, vacation pay and benefits, no such payments shall be made under this Plan.

8.7         Records.  The records of the Company with respect to years of service, employment history, Base Salary, absences, and all other relevant matters shall be conclusive for all purposes of this Plan.

8.8         Successors and Binding Effect.

(a)          The Company shall require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company for the purposes of the Plan), to assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b)          The rights under the Plan shall inure to the benefit of and be enforceable by each Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c)          The rights under the Plan are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section 8.8. Without limiting the generality of the foregoing, a Participant’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d)          The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e)          The Company recognizes that each Participant will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Participant shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

8.9          Payments to Certain Participants.  In making any distribution to or for the benefit of any incompetent Participant, or any other Participant who, in the opinion of the Plan Administrator, is incapable of properly using, expending, investing, or otherwise disposing of such distribution, the Plan Administrator, in its sole and complete discretion may, but need not, make such distribution to a court appointed guardian or committee of any incompetent Participant, or to any adult with whom such person temporarily or permanently resides; and any such guardian, committee, or other person shall have full authority and discretion to expend such distribution for the use and benefit of such person; and the receipt of such guardian or committee, or other person shall be a complete discharge to the Plan Administrator and this Plan, without any responsibility on the part of the Plan Administrator to see to the application of amounts so distributed.

8.10          Correction of Participants’ Benefits.  If an error or omission is discovered in the amount distributed to a Participant, the Plan Administrator will make such equitable adjustments in the records of the Plan as may be necessary or appropriate to correct such error or omission as of the Plan Year in which such error or omission is discovered; provided, however, that if the error is discovered within the last 60 days of a Plan Year, then the corrective action may be completed in the following Plan Year.

8.11          Liability Limited.  To the extent permitted by applicable law, neither the Board, nor any member thereof, nor the Employer shall be liable for any acts of omission or commission in administering the Plan, except for his or its own individual, willful misconduct. The Employer, Plan Administrator and each member of the Board shall be entitled to rely conclusively on all valuations, certificates, opinions and reports which shall be furnished by an accountant, insurance company, counsel or other expert who shall be employed or engaged by the Board or the Employer.

8.12          Legal References.  Any reference in this Plan to a provision of law which is, subsequent to the effective date of this Plan, revised, modified, finalized or redesignated, shall automatically be deemed a reference to such revised, modified, finalized or redesignated provision of law.

8.13          Electronic Means of Communication.  Whenever, under this Plan, a Participant is required or permitted to provide a notice, request a distribution, or otherwise communicate with the Employer, the Plan Administrator, or a delegate of either of them, to the extent permitted by applicable law, the notice, distribution request or other communication may be transmitted by means of telephonic or other electronic communication, if the administrative procedures under the Plan provide for such means of communication.

8.14          Gender and Number.  As used herein, the masculine pronoun shall include the feminine, and the singular shall include the plural, unless a contrary meaning is clearly intended.

8.15          Captions.  The captions in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

8.16          Section 409A.  To the extent applicable, this Plan is intended to comply with the provisions of Section 409A of the Code. This Plan shall be administered in a manner consistent with this intent and any provision that would cause this Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participants). If any provision of this Plan is susceptible of two interpretations, one of which results in the compliance of the Plan with Section 409A of the Code and the applicable Treasury Regulations, and one of which does not, then the provision shall be given the interpretation that results in compliance with Section 409A and the applicable Treasury Regulations. Notwithstanding anything to the contrary in this Plan, if any portion of the amounts payable under Section 4 constitute a “deferral of compensation,” that portion of the amounts payable under Section 4 will be paid on the latest of (i) the date specified in this Plan, (ii) the date of the Participant’s Separation from Service, or (iii) if the Participant is a “specified employee,” the first day of the seventh month after the Participant’s Separation from Service (the “Payment Period”). “Deferral of compensation” and “specified employee” have the meanings ascribed to such phrases in Section 409A of the Code.

Section 9

Amendment or Termination of the Plan

The Plan may be amended or terminated, in whole or in part, at any time, with or without prior notice, by action of the Board. Notwithstanding the foregoing, any amendment to the Plan, in whole or in part (including an amendment to terminate the Plan or to cause an Eligible Employee who was a Participant immediately prior to a proposed action to cease to be a Participant), that is adverse to the interests of any Participant (except for an amendment adopted to comply with applicable law, including Section 409A of the Code) will not be effective until the date which is two years following the date of such amendment, and any such amendment which is adopted within six months prior to a Change of Control will be void upon such Change of Control.

Section 10

Restrictive Covenants

10.1       Confidential Information and Trade Secrets.

(a)          The Participant shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information, including but not limited to trade secrets (as “trade secrets” are defined by applicable Delaware law) pursuant to the Plan and as otherwise required by law. During the Participant’s employment with the Company and following the termination of the Participant’s employment for any reason, the Participant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, use, communicate, or divulge Confidential information to any other person or entity, except that the Participant may disclose Confidential Information to other Company employees and professional advisors of the Company who have a true need to know about such Confidential Information in order to carry out their duties of service to the Company; provided, however, that the non-use and non-disclosure restrictions described herein will only apply for so long as the particular information at issue remains Confidential Information.

The protection afforded to Confidential Information by the Plan is not intended by the parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state, or local law.

(b)          All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company whether prepared by the Participant or otherwise coming into the Participant’s possession, shall remain the exclusive property of the Company and the Participant shall not remove any such items from the premises of the Company, except in furtherance of the Participant’s duties.

(c)          It is understood that while employed by the Company, the Participant will promptly disclose to the Company in writing, and assign to the Company the Participant’s interest in any invention, improvement, copyrightable material or discovery made or conceived by the Participant, either alone or jointly with others, which arises out of the Participant’s employment (“Participant Invention”). At the Company’s request and expense, the Participant will reasonably assist the Company during the period of the Participant’s employment by the Company and thereafter in connection with any controversy or legal proceeding relating to a Participant Invention and in obtaining domestic and foreign patent or other protection covering a Participant Invention. As a matter of record, the Participant hereby states that he or she has provided below a list of all unpatented inventions in which the Participant owns all or partial interest. The Participant agrees not to assert any right against the Company with respect to any invention which is not patented or which is not listed.

(d)          As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Participant’s employment with the Company for any reason, the Participant will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential

Information in the Participant’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Participant will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

10.2       Non-Solicitation.  During his employment with the Company and for the Restricted Period, the Participant shall not, in any way, directly or indirectly, solicit, divert, or take away or attempt to solicit, divert, or take away (a) any party who is a customer or prospective customer of the Company with which the Participant had Material Contact while employed with the Company, for the purpose of marketing, selling, or providing to any such party any services or products offered by or competitive with the Company’s Business other than general solicitations to the public and not directed specifically at a customer of the Company, or (b) any employee of the Company to terminate such employee’s employment relationship with the Company.

10.3       Non-Competition.  During a Participant’s employment by the Company and for the Restricted Period, the Participant shall not render Services to any person or entity that engages in or owns, invests in, operates, manages, or controls any venture or enterprise which engages or proposes to engage in the Business within the Restricted Territory. Notwithstanding the foregoing, nothing in this Plan shall prevent the Participant from owning for passive investment purposes not intended to circumvent this Plan, less than five percent (5%) of the publicly traded voting securities of any company engaged in the Business (so long as the Participant has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Participant in connection with any permissible equity ownership).

The Company and the Participant acknowledge and agree that in the event of a Participant’s breach or threatened breach of any of the restrictions set forth in this Section, the Participant shall cease to have any right to severance under this Plan to the extent then unpaid and the Company shall have the right to recoup from the Participant the amount of severance previously paid to the Participant hereunder. The Participant acknowledges that the provisions in this Section 10, are fair and reasonable, that the enforcement of this Section 10 will not cause Grantee undue hardship, and that this Section 10 is necessary and commensurate with the Company’s need to protect its legitimate business interests from irreparable harm. If, at the time of enforcement of this Section 10, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to enforce the restrictions contained herein to cover the maximum period, scope and area permitted by law.

“Business” shall mean the production, distribution, marketing, and/or sales of the following to the extent that the Company engage in the production, marketing and/or sales of the following as of immediately prior to a Change of Control: (i) chlor-alkali and derivative products and chlorovinyls products that are manufactured, distributed, marketed and/or sold by the Company; and/or (ii) polyvinyl chloride/vinyl-based building products that are manufactured, distributed, marketed and/or sold by the Company, including window and door profiles, pipe and pipe fittings, exterior siding and claddings, interior and exterior mouldings and trim, and decking.

“Confidential Information” shall mean “trade secrets,” as such term is defined by applicable Delaware law, and knowledge or data relating to the Company and its respective businesses that is not generally known to persons not employed by the Company, is not generally disclosed by the Company and is the subject of reasonable efforts to keep it confidential. Confidential Information includes, but is not limited to, information regarding: (i) product or service cost or pricing; (ii) personnel allocation or organizational structure; (iii) the business operations or financial performance of the Company; (iv) sales and marketing plans; (v) strategic initiatives (independent or collaborative); (vi) existing or proposed methods of operation; (vii) current and future development and expansion or contraction plans; (viii) sale/acquisition plans; and (ix) non-public information concerning the legal or financial affairs of the Company. Confidential Information does not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company. This definition is not intended to limit any definition of confidential information or any equivalent term under applicable federal, state, or local law.

“Material Contact” shall mean contact between the Participant and any customer or prospective customer (i) with whom the Participant dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by the Participant; (iii) about whom the Participant obtained confidential information in the ordinary course of business as a result of the Participant’s association with the Company; or (iv) who receives products authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Participant.

“Restricted Period” shall mean a period of one year following the termination of a Participant’s employment, except for the executive team members set forth Exhibit B hereto, for whom Restricted Period shall mean a period of three years following the termination of such Participant’s employment.

“Restricted Territory” shall mean all fifty states of the United States, including without limitation Georgia, and Canada. The Participant acknowledges and agrees that the Restricted Territory accurately describes the territory in which the Company manufactures, markets, and/or sells products.

“Services” mean services or activities that are the same as or similar to the type provided, conducted, or engaged in by the Participant within the two year period prior to the Participant’s termination or separation from the Company.

[Signature appears on next page.]

IN WITNESS WHEREOF, Axiall Corporation has caused this Plan to be executed this 8th day of March 2016, to be effective as specified herein.

AXIALL CORPORATION

By: /s/	Daniel S. Fishbein

Title:	Vice President & General Counsel

EXHIBIT A

CONFIDENTIAL SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Confidential Settlement Agreement and General Release (“Agreement”) is entered into this          day of                 , 201   by and between                                          (Workday ID               ) (the “Employee”) and Axiall Corporation (“the Company”). This Agreement must be executed no later than forty-five (45) days after the Employee’s date of Termination; failing which such payments and benefits to which the Employee would otherwise be entitled under the Company’s Executive and Key Employee Change of Control Severance Plan (the “Plan”) shall be forfeited.

WHEREAS, Employee was a participant in the Plan;

WHEREAS, Employee’s employment terminated effective                                 , 201      in a manner entitling Employee to benefits under such Plan subject to the execution and non-revocation of this Agreement and certain other requirements set forth herein;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.

(a)  Cash Payment to Employee:    The Company shall pay Employee a lump sum payment in cash of $                                     , less all applicable withholdings, taxes, and payroll deductions for which an IRS Form W-2 shall be issued to the Employee, on [DATE].

(b)  The Company will provide Employee with the following additional non-cash separation benefits:                            .

(c)  [AGREEMENT TO SET FORTH ALL BENEFITS UNDER SECTION 4.1]

2.	Necessity of Agreement. Employee agrees Employee would not be entitled to the payments and benefits set forth in Paragraph 1 without this Agreement.

3.

Waiver and Release of Claims.    Employee, for him/herself, his/her heirs, and anyone else who would have the right to sue on his/her behalf or in his/her place (“successors and assigns”), fully and forever releases the Company, all affiliated companies, their shareholders, directors, officers, employees and employee benefit plans (including representatives, agents, administrators and committees of such plans) (collectively, the “Company Releasees”) from all claims, causes of action or obligations of every nature whatsoever that Employee may have on the date Employee signs this Agreement, whether known or unknown, including without limitation claims arising out of or relating to Employee’s employment, termination from employment or any other act, event or failure to act that has occurred before and including the date this Agreement is signed. Examples of the claims which Employee is giving up by signing this Agreement include, but are not limited to, claims for breach of express or implied contracts, claims of intentional wrongdoing, claims for negligent or reckless wrongdoing, and claims for violation of any federal, state or local law, including laws prohibiting employment discrimination, such as, for example, the federal Age Discrimination in Employment Act (which is referred to hereafter as the “ADEA”). By signing this Agreement, Employee does not release or give up his/her right to: (i) file a charge with the U.S. Equal Employment Opportunity Commission (“EEOC”) or other federal or state agency, (ii) provide assistance or participate in any investigation or hearing conducted by the EEOC or other agency, (iii) file a lawsuit to challenge whether or not the release in this Paragraph 3 is a valid and effective as to claims of age discrimination under the ADEA, (iv) file a lawsuit to enforce this Agreement, (v) assert claims that by law cannot be released, like workers’ compensation claims, (vi) enforce his rights under directors and officers insurance policies or to indemnification in accordance with the Company’s charter, by-laws or otherwise or (vii) enforce his rights to vested or earned compensation and/or benefits including any equity compensation awards. If a charge of discrimination is filed with the EEOC, however, the release in this Paragraph 3 means that Employee will not be entitled to receive any money or other individual remedy as a result of that charge. Employee agrees that he/she has not and will not file a lawsuit in court or become a member of a class in a lawsuit asserting any claims that are released by Employee in Paragraph 3 of this Agreement and that are not within the stated exceptions.

4.

Payment of Applicable Taxes.    The Company shall have the authority to withhold or to cause to be withheld applicable taxes from any payments made under or in accordance with the Agreement to the extent required by law. In addition, the Company shall have the right to delay any benefit under this Plan to the extent that the payment of such benefit would constitute a violation of Section 409A of the Code.

5.

Assistance to The Company.    The Employee agrees to cooperate with the Company to provide all information that the Company may hereafter reasonably request with respect to matters involving the Employee’s present or former relationship with the Company, the work the Employee has performed, or present or former employees or customers of the Company, so long as such requests do not unreasonably interfere with any other job in which the Employee is engaged. The Company agrees to reimburse the Employee for all reasonable out-of-pocket costs Employee incurs in connection herewith.

6.

Restrictive Covenants.    The Employee acknowledges and agrees that after the date hereof he shall continue to be subject to the restrictions set forth in Section 10 of the Plan and [LIST OTHER RESTICTIVE COVENANTS] in accordance with their terms.

7.

Transfer of Claims.     The Employee represents and warrants that Employee has not assigned, transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever, any released claim. The Employee agrees to indemnify and hold the Company Releasees harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses (including attorney’s fees), causes of action or judgments based on or arising out of any such assignment or transfer.

8.

Termination of Employment/Re-Employment.     The Employee’s employment relationship with the Company has been terminated. The Employee understands and agrees that, Employee is ineligible to be re-employed by the Company, its subsidiaries, affiliates, parents or divisions in the future and that Employee will not knowingly apply for a position with the Company.

9.

Return of Property.    As a condition precedent to the Employee’s receipt of the monetary payment provided under this Agreement, the Employee shall return all Company property possessed by the Employee to the Company’s Human Resources Department, including all documents, disks, and other items containing confidential and/or proprietary information.

10.

Non-Admission.     This Agreement does not constitute an admission by the Company or Employee of any violation of any law or statute or to the merit of any other claims or potential claims of Employee or the Company.

11.

Material Breach.    The Employee acknowledges that if Employee materially breaches or threatens to materially breach this Agreement, including but not limited to the Employee’s obligations in the paragraphs pertaining to restrictive covenants, and/or commences a suit or action or complaint in contravention of this release and waiver of claims, the Company’s obligations to pay the monies and/or provide the benefits referred to above shall immediately cease and the Company shall be entitled to all other remedies allowed in law or equity, including but not limited to the return of any payments made to Employee under this Agreement.

12.	Entire Agreement. This Agreement contains the entire agreement and understanding between the Employee and the Company with respect to Employee’s separation from the Company any and all disputes or claims that the Employee has, or could have had, against the Company as of the date this Agreement is executed, and supersedes all other agreements between the Employee and the Company with regard to Employee’s employment, compensation or any disputes or claims. This Agreement shall not be changed unless in writing and signed by both the Employee and the Company.

13.

Severability.    The invalidity or unenforceability of any provision of this Agreement other than the release in Paragraph 3 shall not affect or impair any other provisions, which shall remain in full force and effect.

14.	Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.

15.

Employee’s Acknowledgement.    The Employee acknowledges that no representation, promise or inducement has been made other than as set forth in this Agreement, and that the Employee enters into this Agreement without reliance upon any other representation, promise or inducement not set forth herein. The Employee further acknowledges and represents that Employee assumes the risk for any mistake of fact now known or unknown, and that Employee understands and acknowledges the significance and consequences of this Agreement and represents that its terms are fully understood and voluntarily accepted. The Employee also acknowledges (a) that Employee has consulted with or has had the opportunity to consult with an attorney of Employee choosing concerning this Agreement and has been advised to do so by the Company, and (b) that Employee has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely and voluntarily based on Employee own judgment. The Employee acknowledges that Employee has been given a reasonable time to consider the terms of this Agreement and that the payments and benefits provided under this Agreement are in addition to those to which Employee was already entitled. Forty-Five Day Consideration Period. The Employee acknowledges that Employee has been given a period of at least Forty-five (45) days to consider the terms of this Agreement and, if Employee should execute it prior to the expiration of the forth-five day consideration period, knowingly waives Employee right to consider this Agreement for forty-five days.

16.

Decisional Unit Information.    Employees who are age 40 and older and whose employment is terminated as part of a group termination or voluntary exit incentive program must, under the ADEA, be given information about: (i) the class, unit or group of employees from among whom employees were chosen to receive and not receive severance benefits (“Decisional Unit”); (ii) the eligibility factors for the receipt of severance benefits in the program; (iii) the time limits applicable to the program; (iv) the position titles and ages of all individuals in the same Decisional Unit as Employee who were selected to receive severance benefits under the program; and (v) the position titles and ages of all individuals in the Decisional Unit who were not selected to receive severance benefits under the program. By signing this Agreement, Employee agrees that Employee has received this information.

17.

Seven-Day Revocation Period.    The Employee acknowledges that Employee may, for a period of seven (7) days following the execution of this Agreement, revoke acceptance thereof. This revocation must be done in writing and delivered to the Company’s Legal Department before the close of business on the seventh day. This Agreement shall not become effective until the expiration of this seven-day revocation period.

18.	Headings. The headings contained in the Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

19.	Survival. For the avoidance of doubt, Sections 3.1, 3.2, 4.4, 5, 6, 7, 8.16 and 10 of the Plan shall survive and continue to apply to Employee and the Company.

IT IS VERY IMPORTANT THAT YOU CAREFULLY READ AND UNDERSTAND ALL THE TERMS OF THIS AGREEMENT BEFORE YOU SIGN IT. YOU SHOULD CONSULT WITH A LAWYER BEFORE SIGNING.

SO AGREED
EMPLOYEE
By:

Print Name

Date

AXIALL CORPORATION
By:

Print Name

Date

INFORMATION REGARDING EMPLOYMENT TERMINATION PROGRAM

Class, unit or group involved:  The class, unit or group of employees from among which the Company chose the persons whose employment is being terminated and are being offered a Separation Agreement is called the Decisional Unit. The Decisional Unit in this employment termination program consists of salaried employees in the [describe the Decisional Unit as provided in the Standard 45-Day Release Instructions].

Eligibility and selection:  All employees in the above-described Decisional Unit are eligible for the program. All eligible employees whose employment is being terminated in the current reduction in force are selected to receive severance benefits under the program in exchange for signing a Separation Agreement containing a release of claims. The position titles and ages of those employees in the Decisional Unit whose employment is being terminated and who are being offered Separation Agreements, and those whose employment is not being terminated and are not being offered Separation Agreements are listed below.

Time limits:  Employees being offered severance benefits under a Separation Agreement including a release must sign and return the agreement within 45 days of receipt. Once the employee returns the signed agreement, he or she has seven days to revoke it.

Position titles and ages of employees in the [Decisional Unit] selected for termination:

Position title	Age
1.
2.
3.
4.

Position titles and ages of employees in the [Decisional Unit] not selected for termination:

Position title	Age
1.
2.
3.
4.

EXHIBIT B

1.	Dean Adelman

2.	William Doherty

3.	Daniel Fishbein

4.	Timothy Mann, Jr.

5.	Gregory Thompson